SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   April 7, 2020

Northwest Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-34582	27-0950358
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

100 Liberty Street	Warren	Pennsylvania	16365
(Address of principal executive office)			(Zip code)
 Registrant’s telephone number, including area code:        (814) 726-2140
 (Former name or former address, if changed since last report)
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, 0.01 Par Value	NWBI	NASDAQ Stock Market, LLC

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Indicate by a check mark whether the registrant is an emerging growth company as defined in rule 405 of the Securities Act of 1933 ( § 230.405 of this chapter) or rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 7, 2020, Northwest Bancshares, Inc., a Maryland corporation (the Company) and Northwest Bank (the Bank), a wholly-owned subsidiary of the Company (collectively, the Employer), entered into new employment agreements (the Agreements) with John J. Golding and Louis J. Torchio. Commencing April 7, 2020, Mr. Golding’s new title will be Senior Executive Vice President, Consumer and Small Business Banking, and Mr. Torchio's new title will be Senior Executive Vice President, Retail Lending. The new Agreements replace Mr. Golding and Mr. Torchio’s change in control agreements. The term of the Agreements are 24 months. The Agreements will be extended on each November 1, for a period of 12 months unless terminated as provided in the Agreements.
Under the Agreements, Mr. Golding and Mr. Torchio are entitled to a base salary of $350,000. The Agreements provide for participation in employee benefit plans and in executive incentive and benefit plans made available to senior executives and key management employees. Mr. Golding or Mr. Torchio may terminate his employment for good reason, which includes (i) a reduction in base salary or benefits (other than a reduction in benefits and perquisites that is broad based and affects substantially all executives); (ii) a change in the function, duties, or responsibilities, which change would cause the position to become one of lesser responsibility and/or importance; (iii) relocation of his principal place of employment by more than 30 miles from its location on the effective date of the Agreements; (iv) liquidation or dissolution of the Bank or Company; or (v) a material breach of the Agreements by the Company or the Bank.
In the event the Agreements are terminated for good reason or in the event the Employer terminates Mr. Golding or Mr. Torchio's employment for any reason other than cause or within 24 months following a change in control (as defined in the Agreements), Mr. Golding or Mr. Torchio will be entitled to receive a cash lump sum equal to three times his highest rate of base salary plus three times his highest bonus during the prior three years. Each payment shall be paid within 30 days after his termination of employment, unless a six month delay in the payments is required to comply with Section 409A of the Internal Revenue Code. In addition, in the event of Mr. Golding or Mr. Torchio’s termination without cause or for good reason (whether or not in connection with a change in control), the Employer will continue to provide nontaxable medical and dental benefits for Mr. Golding or Mr. Torchio and his eligible dependents for a period of three years following such termination (or the cash value if such benefits cannot be provided). All severance payments are contingent upon Mr. Golding and Mr. Torchio signing, and not revoking a release of all claims against the Company and the Bank. In the event of termination due to disability, the Employer will pay Mr. Golding or Mr. Torchio an amount equal to the difference between benefits provided under the Employer’s disability plan and the amount of Mr. Golding or Mr. Torchio’s base salary for the longer of the remaining term of the Agreements, or one year following the termination of his employment due to disability. In the event of death during the term of the Agreements, the Employer will pay Mr. Golding or Mr. Torchio’s estate his base salary for a period of one year and will continue to provide nontaxable medical and dental benefits for his eligible dependents for three years. In the event of termination of Mr. Golding or Mr. Torchio’s employment (other than due to a change in control), Mr. Golding or Mr. Torchio is prohibited from competing with the Company or the Bank within 50 miles of his principal place of employment for one year following termination of employment.
The foregoing description of the Agreements does not purport to be complete and it is qualified in its entirety by reference to the Agreements attached hereto as Exhibits 10.1 and 10.2 of this Current Report on Form 8-K, and is incorporated by reference into this Item 5.02.

Item 8.01    Other Events

On April 7, 2020, Northwest Bancshares, Inc. (the "Company") announced the promotion of Mark T. Reitzes to Senior Executive Vice President, Commercial Banking.
The Company also announced that Thomas K. Creal, IV has been named Executive Vice President, Chief Credit Officer. Mr. Creal has served as Interim Chief Credit Officer since December 10, 2019.

Item 9.01                                           Financial Statements and Exhibits

(a)    Not Applicable
(b)     Not Applicable
(c)     Not Applicable
(d)    Exhibits

Exhibit No.	Description

10.1	Employment Agreement by and between Northwest Bank, Northwest Bancshares, Inc. and John J. Golding, Dated April 7, 2020
10.2	Employment Agreement by and between Northwest Bank, Northwest Bancshares, Inc. and Louis J. Torchio, Dated April 7, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NORTHWEST BANCSHARES, INC.

DATE:	April 10, 2020	By:	/s/ William W. Harvey, Jr.
William W. Harvey, Jr.
Chief Financial Officer